EXHIBIT 99.1

SEARCHLIGHT MINERALS CORP. ANNOUNCES CLOSING OF PRIVATE PLACEMENT FOR AGGREGATE GROSS PROCEEDS OF $1.6 MILLION

HENDERSON, Nevada (December 12, 2014) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), announced today that it has closed the second tranche of its private placement offering (the “Offering”) for gross proceeds of $599,500. On October 24, 2014 the Company closed a first tranche of the Offering for gross proceeds of $1,005,700.

At the second closing of the Offering, the Company issued 2,997,500 units (the "Units") at a price of $0.20 per Unit. Each Unit consisted of: one share of the Company’s common stock and one half of a common stock purchase warrant, where each full warrant entitles the warrant holder to purchase one share of the Company’s common stock at an exercise price of $0.30 per share. Such Warrants will expire five years from the date of issuance.

In the first closing of the Offering, the Company issued 5,028,500 Units. Certain of such investors in the first closing were holders (“Note Holders”) of the Company’s secured convertible promissory notes (“Notes”) that were issued pursuant to a Secured Convertible Note Purchase Agreement entered into on September 18, 2013. Of the 5,028,500 Units, 4,395,000 were sold to sixteen investors for gross proceeds of $879,000, and 633,500 Units were issued to thirteen Note Holders in consideration of cancellation of an aggregate of $126,700 in debt owing by the Company to such Note Holders for interest payments due on the Notes as of September 18, 2014. Such Note Holders include Luxor Capital Group, LP and certain of its associates and affiliates (collectively, “Luxor”), who received $91,000 worth of Units in the first closing in consideration of cancellation of the September 18, 2014 interest payment owed to them on their Notes. Luxor and certain other funds managed by Luxor are principal stockholders of the Company and Michael Conboy, one of our directors, currently serves as Luxor’s Director of Research.

Altogether, out of the sixteen total Note Holders, thirteen Note Holders (including Luxor), participated in the first closing. In addition to Luxor, affiliates of Martin Oring, one of our directors, and our Chief Executive Officer and President, purchased $100,000 of Units for cash and received an additional $8,225 worth of Units in consideration of the cancellation of the September 18, 2014 interest payment owed on Notes held by such affiliates. The three remaining Note Holders elected to receive their September 18, 2014 interest payment in cash, for an aggregate amount of $13,300.

In addition to the Offering, between September 10, 2014 and September 18, 2014, five Note Holders exercised their option as set forth in the September 18, 2013 Secured Convertible Note Purchase Agreement to purchase $69,000 of additional Notes. Mr. Oring and certain affiliates of Mr. Oring purchased $35,250 of such Notes.

Proceeds from the private placement will be used towards general working capital purposes. None of the securities offered in the Offering have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

For more information on the Offering, please see the Company’s current reports on Form 8-K as filed on October 28, 2014 and December 12, 2014.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in the Clarkdale Slag Project, a mineral project located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission. When used in this Press Release in discussing the recent developments on the Company’s mineral projects, including, without limitation, the resolution of certain issues relating to the operation of production modules, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues with the mineral projects that may affect production modules and primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

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Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com.

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